Exhibit 99.1

ORTHOFIX INTERNATIONAL REPORTS PREVIOUSLY-FILED FALSE CLAIMS ACT COMPLAINT IS UNSEALED

BOSTON, December 8, 2008 — Orthofix International N.V. (NASDAQ: OFIX) today announced that a federal False Claims Act, or qui tam, complaint filed against the Company and its Blackstone Medical, Inc. subsidiary on September 29, 2006 was unsealed late Friday by the United States District Court for the District of Massachusetts.  Importantly, the Company believes that the allegations contained in the complaint pre-date the acquisition of Blackstone, completed on September 25, 2006.  The unsealing of the qui tam action is routine procedure and allows the two individual plaintiffs involved to pursue the case in the normal civil litigation system.  The Department of Justice (DOJ) has declined to intervene in the matter at this time.

The complaint’s allegations are similar to those at issue in the ongoing Office of Inspector General (OIG) investigation of Blackstone previously disclosed by the Company in its 2007 SEC form 10-K filed on February 29, 2008 and in subsequent SEC filings.  As set forth in those filings, the Company has also made a claim in respect of these matters against the escrow fund established at the time of the closing of the Blackstone acquisition.  The Company does not expect the unsealing of the Complaint to result in any additional financial exposure to the Company.

“Orthofix continues to fully cooperate with the OIG and involved authorities,” said Chief Executive Officer Alan Milinazzo.  “Additionally, we have voluntarily taken a series of pro-active measures to enhance and ensure consistent compliance across our operations.”

In the Fall of 2007, shortly after receiving the previously-disclosed subpoena, which the Company believes is related to this complaint, the Company retained former Assistant United States Attorney Kathleen McDermott of Sonnenschein Nath & Rosenthal LLP, a Washington, D.C. law firm with extensive experience in health care regulatory compliance, to assist it in reviewing its existing compliance practices and develop program enhancements to ensure compliance with best practice standards.  The Company began implementation of its enhanced compliance program, which it branded the Integrity Advantage™ Program, in February 2008 at Blackstone.  In furtherance of its commitment to compliance, the Company hired a Chief Compliance Officer in June 2008 to continue implementation of the Integrity Advantage™ Program throughout the Company.

The Company’s Integrity Advantage™ Program is designed to meet U.S. Sentencing Commission Guidelines for effective organizational compliance and ethics programs, considered the industry standard in healthcare compliance efforts.  The goals of the Integrity Advantage™ Program are to promote compliance with legal and ethical business practices by Company officers, directors, employees and agents, and to prevent and detect violations of applicable federal, state and local laws.  Key elements of the Integrity Advantage™ Program include:

•	Organizational oversight by senior-level personnel responsible for the compliance function within the Company;

•	Written standards and procedures, including a Corporate Code of Business Conduct reflecting the Company’s commitment to compliance and ethical business practices;

•	Methods for communicating compliance concerns, including anonymous reporting mechanisms;

•	Investigation and remediation measures to ensure prompt response to reported matters and timely corrective action;

•	Compliance education and training for employees and agents;

•	Auditing and monitoring controls to promote compliance with applicable laws and assess program effectiveness;

•	Disciplinary guidelines to enforce compliance and address violations;

•	Exclusion Lists screening of employees, agents and distributors; and

•	Risk assessment to identify areas of regulatory compliance risk.

The Company noted additionally that in conjunction with its ongoing Blackstone restructuring efforts, the leadership team in place during the time period covered by the unsealed complaint and OIG investigation has been completely replaced.  Blackstone’s current management team and business practices reflect the priority placed on compliance and integrity by Orthofix.

“Orthofix is committed to best practices in compliance; the Company’s focus on continuous process improvement of the Integrity Advantage™ Program evidences this commitment and furthers our goal of ensuring that an effective Compliance and Ethics Program is maintained for our patients, physicians, suppliers, shareholders and employees,” said Denise Pedulla, Esq., Senior Vice President and Chief Compliance Officer.

About Orthofix
Orthofix International, N.V., a global medical device company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages--helping them achieve a more active and mobile lifestyle. Orthofix's products are widely distributed around the world to orthopedic surgeons and patients via Orthofix's sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, Texas Scottish Rite Hospital for Children and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.